Exhibit 3.1

Revised:	May 26, 1992
October 19, 2000
May 21, 2002
October 19, 2006
April 16, 2007
December 6, 2007
July 28, 2011

BYLAWS

OF

MAKEMUSIC, INC.

ARTICLE I.

Offices.

Section 1. Registered Office. The registered office of the Corporation required by Chapter 302A of the Minnesota Statutes to be maintained in the State of Minnesota is as designated in the Articles of Incorporation. The Board of Directors of the Corporation may, from time to time, change the location of the registered office. On or before the day that such change is to become effective, a certificate of such change and of the new address of the new registered office shall be filed with the Secretary of State of the State of Minnesota.

Section 2. Other Offices. The Corporation may establish and maintain such other offices, within or without the State of Minnesota, as are from time to time authorized by the Board of Directors.

ARTICLE II.

Meetings of Shareholders.

Section 1. Place of Meeting. All meetings of the shareholders shall be held at the registered office of the Corporation in the State of Minnesota or at such place within or without the state as may be fixed from time to time by the Board of Directors; provided that a meeting called by or at the demand of a shareholder shall be held in the county where the principal executive office of the Corporation is located.

Section 2. Date of Meeting. A regular meeting of shareholders may be held for the purpose of electing directors or for the transaction of any other business as may come before the meeting. It shall be the duty of the Chairman, Chief Executive Officer or Chief Financial Officer, upon demand of any shareholder holding three percent (3%) or more of all voting shares, to call such meeting if a regular meeting of shareholders has not been held during the immediately preceding fifteen (15) months. If said officers fail to call and hold such meeting within ninety (90) days after receipt of the demand, the shareholder making the demand shall have the right and power to call such meeting.

Section 3. Notice of Regular Meetings. Written notice of the time and place of each regular shareholder meeting shall be mailed, postage prepaid, at least seven (7) but not more than sixty (60) days before such meeting, to each shareholder entitled to vote thereat at his address as the same appears upon the books of the Corporation.

Section 4. Advance Notice of Shareholder Proposals and Director Nominations. Nominations of persons for election to the Board of Directors of the Company and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders only (A) pursuant to the

Company’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or a Committee thereof, or (C) by any shareholder of the Company (i) who was a shareholder of record of the Company (and with respect to any beneficial owner, if different, on whose behalf such nomination or proposal is made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time the notice provided for in this Section 4 is delivered to the Secretary of the Company and remains a shareholder of record (and, with respect to any beneficial owner, remains a beneficial owner) through the time of the meeting, (ii) who is entitled to vote at the meeting and (iii) who complies with the notice procedures set forth in this Section 4; clause (C) shall be the exclusive means for a shareholder to submit such business before an annual meeting of shareholders (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Company’s notice of meeting).

For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of the prior paragraph, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth:

(a)	as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(b)	as to any business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business a the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(c)	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and (2) the class and number of shares of the Company which are owned beneficially and of record by each shareholder and such beneficial owner.

Only such persons who are nominated in accordance with the procedures set forth herein shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth herein. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth herein and, if any proposed nomination or business is not in such compliance, to declare that such defective proposal shall be disregarded.

Notwithstanding the foregoing provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing herein shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 5. Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the Chairman, Chief

Executive Officer or Chief Financial Officer and shall be called by the Chairman, Chief Executive Officer or Chief Financial Officer at the request in writing of two or more members of the Board of Directors, or at the request in writing of shareholders owning ten percent (10%) or more of the voting power of all outstanding shares entitled to vote, or such greater percentage as required by applicable statute. Such request, which shall be by registered mail or delivered in person to the Chairman, Chief Executive Officer or Chief Financial Officer, shall state the purpose or purposes of the proposed meeting.

Section 6. Notice of Special Meetings. Written notice of the time, place and purpose or purposes of a special meeting shall be mailed, postage prepaid, at least five (5) but not more than sixty (60) days before such meeting, to each shareholder entitled to vote at such meeting at his address as the same appears upon the books of the Corporation.

Section 7. Business to be Transacted. No business shall be transacted at any special meeting of shareholders except that stated in the notice of the meeting.

Section 8. Waiver of Notice. A shareholder may waive notice of a meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, or by attendance. Attendance by a shareholder at a meeting is a waiver of notice of that meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 9. Quorum and Adjournment. The holders of a majority of the voting power of the shares entitled to vote at a meeting, present in person or by proxy at the meeting, shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally noticed. The shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, even though the withdrawal of a number of shareholders originally present leaves less than the proportion or number otherwise required for a quorum.

Section 10. Voting Rights. A shareholder may cast his vote in person or by proxy. When a quorum is present at the time a meeting is convened, the vote of the holders of a majority of the shares entitled to vote on any question present in person or by proxy shall decide such question unless the question is one upon which, by express provision of the applicable statute or the Articles of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 11. Manner of Voting. Each shareholder shall at every meeting of the shareholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such shareholder, but no proxy shall be valid after eleven (11) months from its date, unless the proxy expressly provides for a longer period.

Section 12. Record Date. The Board of Directors may fix a date, not exceeding sixty (60) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at such meeting, and in such case only shareholders of record on the date so fixed, or their legal representatives, shall be entitled to notice of and to vote at such meeting, notwithstanding any transfer of any shares on the books of the Corporation after any record date so fixed. The Board of Directors may close the books of the Corporation against transfers of shares during the whole or any part of such period. In the absence of action by the Board of Directors, the record date for determining shareholders entitled to notice of and to vote at a meeting shall be at the close of business on the day preceding the day on which notice is given.

Section 13. Organization of Meetings. The Chairman shall preside at all meetings of the shareholders, and in his or her absence any person appointed by the Chairman shall act as presiding officer. The Secretary shall act as secretary of all meetings of the shareholders, or in his or her absence any person appointed by the presiding officer shall act as secretary.

Section 14. Action Without a Meeting. Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if authorized by a writing or writings signed by all of the holders of shares who would be entitled to vote on that action. Such action shall be effective on the date on which the last signature is placed on such writing or writings, unless a different effective date is provided in the written action. If any action so taken requires a certificate to be filed in the office of the Secretary of State, the officer signing such certificate shall state therein that the action was effected in the manner aforesaid.

ARTICLE III.

Board of Directors.

Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws required to be exercised or done by the shareholders.

Section 2. Number and Term of Office. The number of directors which shall constitute the whole board shall be at least one (1), or such other number as may be determined by the Board of Directors or by the shareholders at a regular or special meeting. Except as otherwise permitted by statute, the directors shall be elected at each regular meeting of the Corporation’s shareholders (or at any special meeting of the shareholders called for that purpose) by a plurality of the voting power of the shares represented and voting, and each director shall be elected to serve until the next regular meeting of the shareholders and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. The Chairman of the Board shall be appointed by the Board of Directors on an annual basis in connection with the election of directors by the Corporation’s shareholders.

Section 3. Resignation and Removal. Any director may resign at any time by giving written notice to the Corporation, by mail, facsimile or electronic mail. Such resignation shall take effect at the date the notice is given to the Board of Directors, or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation by the Board of Directors shall not be necessary to make it effective. Any director may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting shares entitled to elect such director. In addition, any director may be removed at any time, with or without cause, by the affirmative vote of a majority of the remaining directors, if the director was named by the Board to fill a vacancy and the shareholders have not elected directors in the interval between the time of the appointment and removal.

Section 4. Vacancies. If the office of any director becomes vacant by reason of death, resignation, removal, disqualification, or otherwise, the directors then in office, although less than a quorum, by majority vote, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. With respect to the initial election of a director to fill a newly created directorship resulting from an increase in the number of directors by action of the Board of Directors in the manner permitted by statute, such vacancy shall be filled by the affirmative vote of a majority of the directors serving at the time of the increase.

Section 5. Meetings of Directors. The Board of Directors of the Corporation may hold meetings, from time to time, either within or without the State of Minnesota, at such place as a majority of the members of the Board of Directors may from time to time determine. If the Board of Directors fails to select a place for a meeting, the meeting shall be held at the principal executive office of the Corporation.

Section 6. Calling Meetings. Meetings of the Board of Directors may be called by any director on at least two (2) days’ notice to each director, either personally, by telephone, mail, facsimile, electronic mail, or telegram. Every such notice shall state the date, time and place of the meeting.

Section 7. Participation by Conference Telephone. Directors of the Corporation may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by that means shall constitute presence in person at the meeting.

Section 8. Waiver of Notice. A director may waive notice of a meeting of the Board of Directors. A waiver of notice by a director entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, or by attendance. Attendance by a director at a meeting is a waiver of notice of that meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting was not lawfully called or convened and does not participate thereafter in the meeting.

Section 9. Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Directors by actual delivery prior to the meeting of such advance written consent or opposition to the Chairman, Chief Executive Officer or Chief Financial Officer or a director who is present at the meeting. If the director is not present at the meeting, advance written consent or opposition to a proposal shall not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

Section 10. Quorum. At all meetings of the Board of Directors a majority of the directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by applicable statute or by the Articles of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. If a quorum is present at the call of a meeting, the directors may continue to transact business until adjournment notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 11. Organization of Meetings. The Chairman shall preside at all meetings of the Board of Directors, and in his or her absence a majority of the directors who are present shall designate another person to act as presiding officer at that meeting. The Secretary shall act as secretary of all meetings of the Board of Directors, and in his or her absence a majority of the directors who are present shall designate another person to serve in such capacity at that meeting.

Section 12. Action Without Meeting. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a written consent thereto is signed by all members of the Board of Directors and such written consent is filed with the minutes of proceedings of the Board of Directors. If the proposed action need not be approved by the shareholders and the Articles of Incorporation so provide, action may be taken by written consent signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present. Such action shall be effective on the date on which the last signature is placed on such writing or writings, or such other effective date as is set forth therein.

Section 13. Committees. The Board of Directors may, by resolution approved by affirmative vote of a majority of the directors, establish committees having the authority of the Board of Directors in the management of the business of the Corporation only to the extent provided in the resolution. Each such committee shall consist of one or more natural persons (who need not be directors) appointed by the affirmative vote of a majority of the directors present, and shall, other than special litigation committees that consider legal rights or remedies of the Corporation and whether those rights and remedies should be pursued, be subject at all times to the direction and control of the Board of Directors. Committees shall be governed by the same rules regarding meetings, action without meetings, notice and waiver of notice, quorum, and voting requirements as applied to the Board of Directors.

ARTICLE IV.

Officers.

Section 1. Number and Designation. The Corporation shall have one or more natural persons exercising the functions of the offices of Chief Executive Officer and Chief Financial Officer. The Board of Directors may elect or appoint such other officers or agents as it deems necessary for the operation and management of the Corporation including, but not limited to, a President, one or more Vice Presidents, and a Secretary. All officers shall have powers, rights, duties and responsibilities as determined by the Board of Directors, or, in the absence of an express determination, as specified by applicable statute. Any of the offices or functions of those offices may be held by the same person. Each officer shall hold office until his or her successor is appointed and qualified or until said officer’s earlier death, resignation, or removal. The appointment of an officer shall not of itself create contract rights.

Section 2. Resignation or Removal. Any officer may resign at any time by giving written notice to the Corporation, by mail, facsimile or electronic mail. The resignation is effective when notice is given to the Corporation, unless a later date is specified in the notice, and acceptance of the resignation shall not be necessary to make it effective. Any officer appointed by the Board of Directors may be removed with or without cause by the affirmative vote of a majority of the directors present. The removal shall be without prejudice, however, to any contract rights, if any, of such officer.

Section 3. Vacancies in Office. If there be a vacancy in any office of the Corporation, by reason of death, resignation, removal or otherwise, such vacancy may, or in the case of a vacancy in the office of Chief Executive Officer or Chief Financial Officer shall, be filled for the unexpired term by the Board of Directors.

ARTICLE V.

Shares and their Transfer.

Section 1. Certificated or Uncertificated Stock. Shares of the Corporation may be certificated, uncertificated, or a combination thereof. A certificate representing shares of the Corporation shall be in such form as the Board of Directors may prescribe, certifying the number of shares of stock of the Corporation owned by such shareholder. The certificates for such stock shall be numbered (separately for each class) in the order in which they are issued and shall, unless otherwise determined by the Board of Directors, be signed by the Chairman and the Secretary or an Assistant Secretary of the Corporation, if there be one.

Section 2. Facsimile Signatures. Where a certificate is signed (1) by a transfer agent or an assistant transfer agent, or (2) by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such Chairman, Secretary or Assistant Secretary may be a facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on any such certificate or certificates shall cease to be such officer or officers of the Corporation before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation.

Section 3. Lost or Destroyed Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

Section 4. Transfers of Stock. Transfer of shares on the books of the Corporation may be authorized only by the registered holder of such shares (or the shareholder’s legal representative or duly authorized attorney in fact). In the case of shares represented by a certificate, transfer of such shares shall only occur upon surrender of the certificate duly endorsed, while transfer of uncertificated shares shall only occur upon a shareholder’s compliance with such procedures the Corporation or its transfer agent may require.

Section 5. Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall be entitled to hold liable for calls and assessments a person so registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by applicable statute.

ARTICLE VI.

General Provisions.

Section 1. Record Dates. In order to determine the shareholders entitled to receive payment of a dividend or other distribution, the Board of Directors may fix a record date which shall not be more than 60 days preceding the date of such distribution. In the absence of action by the Board of Directors, the record date for determining shareholders entitled to receive a distribution shall be at the close of business on the day on which the Board of Directors authorizes such distribution and holders of all classes and series of then-outstanding capital stock shall be entitled to receive such distribution.

Section 2. Dividends. Subject to the provisions of the applicable statutes and the Articles of Incorporation, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock.

Section 3. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 4. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 5. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 6. Seal. The Corporation shall have no corporate seal.

Section 7. Form for Adjudication of Disputes. Unless the Company consents in writing to the selection of an alternative forum, the District Court of Hennepin County, Minnesota shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of Chapter 302A of the Minnesota Statutes, or (iv) any other action asserting a claim governed by the internal affairs doctrine.

ARTICLE VII.

Amendments.

Section 1. Amendments. The power to make, alter, amend or rescind these Bylaws is vested in the Board of Directors, subject to the power of the shareholders to adopt, amend or repeal these Bylaws, as permitted by applicable statute.